STRUCTURED ASSET SECURITIES CORPORATION
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-6



                                 TERMS AGREEMENT


                                                             Dated: July 3, 1998



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of June 1, 1998 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 1998-6.

Terms of the Series 1998-6 Certificates: Structured Asset Securities Corporation, Series 1998-6 Mortgage Pass-Through Certificates, Class A1, Class A2, Class AX1, Class AX2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class AX1, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-47499.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1 and Class A2 Certificates that they be rated "AAA" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"); that the Class AX1 Certificates be rated "AAAr" by S&P; that the Class B1 Certificates be rated "AA" by S&P; that the Class B2 Certificates be rated "A" by S&P; and that the Class B3 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  June 1, 1998.

Closing  Date:  10:00  A.M.,  New York time,  on or about July 7, 1998.  On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.




                                      LEHMAN BROTHERS INC.



                                      By: __________________________________
                                           Name:    Joseph Kelly
                                           Title:   Vice President


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By: ______________________________________
     Name:     Jack Desens
     Title:    Senior Vice President

                                   Schedule 1


             Initial Certificate         Certificate               Purchase
                   Principal              Interest                   Price
Class              Amount(1)                Rate                  Percentage

Class A1          $112,727,000              6.50%                 100.15410%
Class A2             2,003,000              6.50                   95.61403%
Class AX1                  (2)               (2)                   9.56250%
Class B1             8,552,000              6.50                   98.83776%
Class B2             5,701,000              6.50                   97.61682%
Class B3             3,563,000              6.50                   94.65450%
Class R                    100              6.50                   100.0000%
--------------------------------

(1)      Approximate.
(2) The Class AX1 Certificates will have no Certificate Principal Amount and will accrue interest on a calculated aggregate Notional Amount described in the Prospectus Supplement. Interest will accrue on the applicable Notional Amount at a per annum rate as described in the Prospectus Supplement.